                                                                    EXHIBIT 10.6

                                   $41,000,000

                                CREDIT AGREEMENT

                            Dated as of June 29, 1999

                                      Among

                         TRIPLE-S MANAGEMENT CORPORATION

                                 as the Borrower

                                       and

                              FIRSTBANK PUERTO RICO

                                  as the Lender

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                                CREDIT AGREEMENT

                            Dated as of June 29, 1999

         TRIPLE-S MANAGEMENT CORPORATION, a Puerto Rico corporation (the "Borrower"), and FIRSTBANK PUERTO RICO, a banking corporation validly organized and existing under the laws of the Commonwealth of Puerto Rico (the "Lender") agree as follows:

                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. CERTAIN DEFINED TERMS. Unless otherwise defined in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" means with respect to any Person, any other Person
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (ii) which directly or indirectly, of record or beneficially, owns or holds ten percent (10%) or more of the shares of any class of the capital stock of such Person having voting powers, or (iii) ten percent (10%) or more of the shares of such stock of which are owned or held, directly or indirectly, of record or beneficially, for such Person. For the purposes of this Agreement, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common stock, by contract or otherwise; all of the Borrower's officers, shareholders owning ten percent (10%) or more of the common stock of the Borrower, directors, subsidiary corporations, joint venturers and partners shall be deemed to be the Borrower's Affiliates.

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                  "Agreement" or "this Agreement" shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

                  "Ancillary Agreements" means any supplemental agreement, undertaking, instrument, document or other writing executed or delivered by the Borrower as a condition to this Agreement or otherwise in connection herewith, and any collateral granted pursuant thereto, and all other contracts, agreements and documents related thereto and all amendments, modifications or supplements, and appendices, exhibits and schedules to any of the foregoing.

                  "Assignment of Lease Agreements" means assignment agreement(s) in form and substance acceptable to the Lender, from the Borrower to the Lender, in respect of all Lease Agreements, as amended, supplemented, replaced, extended or otherwise modified from time to time.

                  "Borrower" has the meaning assigned to that term in the Preamble.

                   "Borrower's Computer Systems" has the meaning assigned to that term in Section 4.1(w).

                  "Business Day" means a day of the year, excluding Saturdays, Sundays and legal holidays, on which banks are not required or authorized to close in San Juan, Puerto Rico.

                  "Capitalized Lease" has the meaning assigned to that term in the definition of Debt.

                  "Charge(s)" means all Federal, State, Commonwealth, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral,
(ii) the Obligations, (iii) the Borrower's employees, payroll, income or gross receipts, (iv) the Borrower's ownership or use of any of its assets, or (v) any other aspect of the Borrower's business and properties.

                  "Closing Date" means the date of this Agreement.


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                  "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Collateral" means and includes all real and personal property (tangible and intangible, corporeal and incorporeal) and all rights, title and interest in which a lien and/or a security interest is granted, or purported to be granted, in accordance with the terms of this Agreement and/or the Collateral Documents.

                  "Collateral Documents" means, collectively, the Assignment of Lease Agreements, the Mortgage Notes, the Mortgages, the Mortgage Notes Pledge and Security Agreement and the Ancillary Agreements, as amended, supplemented, extended or otherwise modified from time to time, and any other documents, forms and certificates executed, delivered, filed, or recorded in connection with such documents.

                  "Commonwealth" means the Commonwealth of Puerto Rico and its political subdivisions, municipalities, agencies and instrumentalities.

                  "Contingent Obligation" means any other obligation guaranteeing any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly.

                  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even through the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of all Obligations of such Person as lessee under leases that have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital

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leases ("Capitalized Leases") which principal component has been or should, at the time of determination, be capitalized on a balance sheet in accordance with Generally Accepted Accounting Principles, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) to assure a creditor against loss or (iv) otherwise to assure a creditor against loss, and (v) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, in an amount equal to the lesser of the amount of the Debt secured by the Lien or the fair market value of such property.

                  "Debt Service" means for any period, the sum for the Borrower (determined on a combined basis without duplication in accordance with Generally Accepted Accounting Principles), of the following: (a) all payments of principal of Debt scheduled to be made during such period plus (b) all interest in respect of Debt

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capitalized or expended during such period (whether or not actually paid during such period).

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Deposits" has the meaning assigned to that term in Section 2.4(d).

                  "Environment" means soil, land, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air and any other environmental medium.

                  "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from hazardous or toxic materials or arising from alleged injury to health, safety or the environment.

                  "Environmental Law" means any federal, state or local (including, without limitation, the Commonwealth of Puerto Rico) law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous or toxic materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, each as amended from time to time.

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                  "Environmental Permit" means any permit, approval,
identification number, license or other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Event of Default" has the meaning assigned to that term in
Section 6.1.

                  "Excess Cash Flow" means net operating income for the Borrower before depreciation, amortization, non-cash charges and interest expense less Debt Service

                  "Existing Debt" has the meaning assigned to that term in
Section 4.1(q).

                  "Fiscal Year" means the twelve-month period commencing on January 1 and ending on December 31 of every year.

                  "Generally Accepted Accounting Principles" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.

                  "Governmental Approval" means any applicable consent, permit, license or other approval issued by any agency, department, bureau, division or other instrumentality of any Governmental Authority.

                  "Governmental Authority" means any municipal, Commonwealth, state or federal governmental authority (domestic or foreign) having jurisdiction over the Borrower or the transactions contemplated in this Agreement.

                  "Hazardous Material" means and includes, but shall not be limited to, any (i) "hazardous substances", "pollutant" or "contaminant" (as defined in Sections 101(14), (33) of CERCLA, 42 U.S.C. ss.9601(14), (33) or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C. ss.9602 and found at 40 C.F.R. Part 302), including any element, compound, mixture, solution or substance which is or may be designated pursuant to Section 102 of CERCLA
(ii) all substances which are or may be designated


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pursuant to Section 311 (b) (2) (A) of the Federal Water Pollution Control Act,
33 U.S.C. ss.1251, 1321 (b) (2) (A), as amended ("FWPCA"); (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, 6921, as amended ("RCRA") or having such characteristics which shall subsequently be considered under RCRA to constitute a hazardous waste; (iv) any substance containing petroleum, as that term is defined in Section 9001(8) of RCRA, 42 U.S.C. ss.991(8) or 40 C.F.R. Part 280; (v) any toxic pollutant which is or may be listed under Section 3077 (a) or the FWPCA, 33 U.S.C. ss.1317(a);
(vi) any hazardous air pollutant which is or may be listed under Section 112 of the Clean Air Act, 42 U.S.C. ss.7401, 7412, as amended; (vii) any imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 16 of the Toxic substances Control Act, 15 U.S.C. ss.2601, 2606, as amended; (viii) waste oil and other petroleum products;
(ix) any asbestos, asbestos containing material or urea formaldehyde or material which contains it; or (x) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any Environmental Law.

                  "Indebtedness" means all liabilities, obligations and indebtedness of any and every kind and nature including, without limitation, all liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, due or payable, from the Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, fixed or otherwise.

                  "Interest Period" means, the period commencing on the date of the Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or longer periods not exceeding five years; in each case as the Borrower may, upon notice


                                      -7-

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received by the Lender not later than 2:00 P.M. (Puerto Rico time) two Business
Days prior to the first day of such Interest Period, select; provided, however, that:

                           (a)      whenever the last day of any Interest Period
would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (b)      the Borrower may not select any Interest
Period that ends after the Termination Date.

                  "Lease Agreements" means any and all contracts and agreements (whether now existing or hereinafter arising) for the lease and/or use of space in the Property.

                  "Lender" has the meaning assigned to that term in the Preamble.

                  "LIBOR" means, as of a particular date of determination and for the Interest Period selected by the Borrower, the offered rate for funds in United States dollars in the London interbank market (rounded upward to the nearest 1/16 of 1%), as published by Telerate Systems, Inc. (currently on page 3750 of its financial information reporting services) as of 11:00 a.m. London Time, on the date which is two (2) Business Days prior to such date of determination, or if such quotations are no longer published or otherwise cease to be available, then the offer quotation for the rate of interest on such deposits as published in The Wall Street Journal on the date of publication of such journal immediately preceding the date of determination.

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.


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                  "Loan" means the loan made by the Lender to the Borrower
pursuant to Article 2.

                  "Loan Documents" means collectively, this Agreement, the Note, the Collateral Documents, the Ancillary Agreements and, on and after the date of delivery thereof, each other agreement, document or instrument delivered under the terms of this Agreement or any other Loan Document, in each case as amended or otherwise modified from time to time.

                  "Material Adverse Change" means any material adverse change in the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of the Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.

                  "Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Loan made to the Borrower by the Lender.

                  "Notice of Selection" has the meaning assigned to that term in
Section 2.4(b).

                  "Mortgages" means the mortgage(s) and extensions and modifications thereof, in form and substance acceptable to the Lender, constituted by the Borrower to secure the corresponding Mortgage Note.

                  "Mortgage Notes" means collectively the mortgage notes in form and substance acceptable to the Bank, issued by the Borrower, secure by the corresponding Mortgage and pledged to the Lender pursuant to the Mortgage Notes Pledge and Security Agreement.

                  "Mortgage Notes Pledge and Security Agreement" shall mean the pledge and security agreement executed by the Borrower in favor of the Lender, in form and substance acceptable to the

Lender, in connection with the Mortgage Notes, as amended, supplemented, replaced, extended or otherwise modified from time to time.

                  "Notice of Prepayment" shall have the meaning set forth in
Section 2.8 hereof.

                  "Obligations" means, with respect to any Person, any obligation of such Person of any kind (including, without limitation, overdrafts), including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.1(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document, and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.1(i); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens securing surety, indemnity and performance bonds entered into in the ordinary course of business as to which full reserves are maintained; and (f) Liens in existence on the Closing Date, without giving effect to any extensions or renewals thereof.

                  "Person" means and includes any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof), and including the Borrower.

                  "Plan" means each employee plan or other plan maintained for the employees of the Borrower or any Subsidiary of the Borrower and covered by Title IV or ERISA.

                  "Property" means, collectively, each Mortgaged Property as defined in the corresponding Mortgage.

                  "Regulatory Chance" means any change after the date of this Agreement in United States, Commonwealth, state or municipal laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender of or under any United States, Commonwealth, state or municipal, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Release" means any releasing, spilling, leaking, pumping, pouring. emitting, emptying, discharging, infecting, escaping, leaching, disposing or dumping into the Environment.

                  "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

                  "Solvent" means, as to any Person, that (a) the fair value and present fair saleable value of such Person's assets is in excess of the total amount of such Person's stated liabilities; (b) the present fair saleable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liability on such Person's Debt as such Debt becomes absolute and mature; (c) such Person does not have


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

unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and (d) such Person has not incurred Debt beyond such Person's ability to pay such Debt as it matures.

                  "Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Borrower or by one or more Subsidiaries.

                  "Termination Date" means the earlier of (i) July 1st, 2024 and
(ii) the date of termination of this Agreement pursuant to Section 6.1.

                  "Termination Event" means (i) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any Affiliate of the Borrower from a Plan during a Plan year in which it was a "substantial employer" as defined in Section 4001(a) (2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "Threat of Release" means a substantial likelihood of a Release which might require action or order to prevent or mitigate damage to the Environment that might result from such Release.

                  "Title Insurance Policy" means a Mortgagee's title insurance policy in form and substance acceptable to the Lender insuring that each Mortgage is a first lien on the corresponding Property.

                  "Year 2000 Plan" has the meaning assigned to that term in
Section 5.1(1).


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

                  Year 2000 Problem" has the meaning assigned to that term in
Section 4.1(w).

         SECTION 1.2. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         SECTION 1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1 (e).

         SECTION 1.4. OTHER DEFINITIONAL PROVISIONS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Recital, Schedule, Exhibit and like references are to this Agreement unless otherwise specified. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                    ARTICLE 2
                          AMOUNTS AND TERMS OF THE LOAN

         SECTION 2.1. THE LOAN. The Lender agrees, on the terms and conditions hereinafter set forth and in reliance upon the representations and warranties of the Borrower contained herein and/or in the other Loan Documents and if no Event of Default or Default has occurred or is continuing, to make a term loan (the "Loan") to the Borrower on the Closing Date in an aggregate principal amount not to exceed forty one million dollars ($41,000,000) (the "Commitment"). The proceeds of the Loan shall be used by the Borrower to finance the acquisition of real estate properties from its Subsidiaries and from Banco Bilbao Vizcaya Puerto Rico, to pay reasonable closing and legal costs and expenses incurred in connection with this Agreement and the other Loan Documents, for business investments, including the acquisition of other businesses, and for working capital requirements of the Borrower in respect to the business in which the Borrower is presently engaged.

         SECTION 2.2.      THE NOTE.

                  (a) The indebtedness of the Borrower in respect of the Loan shall be evidenced by a promissory note of the Borrower, dated on the Closing Date, in form and substance satisfactory to the Lender (the "Note"), in the amount of the Loan and payable to the order of the Lender, representing the obligation of the Borrower to pay the amount of the Loan, with interest thereon as provided hereinafter.

                  (b) The amount of the Loan made to the Borrower by the Lender, the interest rate, and all repayments with respect to the Loan shall be recorded by the Lender. The failure to record, or any error in recording, shall not, however, affect the obligations of the Borrower hereunder or under the Note to repay the principal amount of the Loan together with all interest accruing thereon. The records maintained by Lender in the ordinary course of business shall constitute prima facie evidence of the outstanding amount of the Lender's Loan.

         SECTION 2.3. REPAYMENT. The Borrower shall repay to the Lender the aggregate outstanding principal amount of the Loan made to the Borrower by no later than the Termination Date in consecutive monthly installments as set forth in the Note evidencing the Loan.

         SECTION 2.4. INTEREST. (a) The Borrower shall pay interest on the unpaid principal amount of the Loan made by the Lender from the date of the Loan until such principal amount is paid in full, at a rate per annum equal at all times to the sum of LIBOR plus 100 basis points, payable monthly in arrears on the first Business Day of each month and on the date the Loan is paid in full. The interest rate on the Loan shall be determined by the


                                      -14-

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Lender on the basis of the Interest Period selected by the Borrower. The Lender shall give prompt written notice to the Borrower of the applicable interest rate as determined by the Lender for purposes of this Section 2.4 (a).

                  (b) The Borrower may on any Business Day, upon notice (a "Notice of Selection") given to the Lender not later than 2:00 P.M. (Puerto Rico time) on the second Business Day prior to the date of the proposed selection of an Interest Period and subject to the provisions of this Agreement, select Interest Periods for all (or any portion thereof of not less than $250,000 or an integral multiple of $50,000 in excess thereof) of the Loan; provided, however, that any selection shall be effective on, and only on, the last day of an Interest Period. Each such Notice of Selection shall, within the restrictions specified above, specify the duration of the Interest Period for the Loan or any portion thereof and shall be irrevocable and binding on the Borrower. If the Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1, the applicable Interest period will automatically, on the last day of the then existing Interest Period therefore, convert into a one month Interest Period.

                  (c) The Lender shall be entitled to rely on any telephonic notice given by the Borrower pursuant to subsection (b) above (regardless of whether or not such telephonic notice is subsequently confirmed in writing, but without prejudice to the Borrower's obligation to deliver such written confirmation) which the Lender in good faith believes to be from a responsible officer of the Borrower, and the Borrower hereby waives any right that it may have to dispute the accuracy of the Lender's transcription or record of such telephonic notice.

                  (d) The Borrower may from time to time make and maintain demand and/or time deposits (the "Deposits") with the Lender. Notwithstanding anything to the contrary contained in Section 2.4 (a) above, during the time the Borrower maintains Deposits with the Lender in an aggregate principal amount of not less than $1,000,000 and in integral multiples of $250,000, the


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Borrower shall pay interest to the Lender on that portion of the Loan equal to the Deposits during the time the Deposits are maintained with the Lender at a rate per annum equal to 100 basis points over and above the rate of interest paid by the Lender to the Borrower on the Deposits.

         SECTION 2.5. INCREASED COSTS. (a) If, due to either a Regulatory Change or any change (including any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation occurring after the Closing Date there shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for contributions by the Lender; or (ii) impose on the Lender any other condition regarding this Agreement; or (iii) subject the Lender to any tax (including, without limitation, United States interest equalization tax), levy, impost, duty, charge, fee, deduction or withholding on or from payments due from the Borrower hereunder; or (iv) change the basis of taxation of payments due hereunder from the Borrower to the Lender (other than by a change in taxation of the overall net income of the Lender); or (v) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the Closing Date, and as a result of any of the above there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining the unpaid balance of the Loan, then the Borrower shall from time to time, within 30 days after notice and demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest ERROR. The Lender will determine the amount of the increased cost payable under this sub-section (a) acting reasonably and in good faith and using averaging and attribution methods among its customers which are fair and reasonable.

                  (b) If the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to lend hereunder and other commitments of this type (considering the Lender's policy regarding capital adequacy), then, within 30 days after notice and demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably and in good faith determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder (using averaging and attribution methods among its customers which are fair and reasonable). A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) In order to be entitled to compensation under subsection
(a) or (b) of this Section 2.5, the Lender shall notify the Borrower of any event occurring after the date of this Agreement entitling the Lender to compensation under sub-section (a) or (b) of this Section 2.5 as promptly as practicable, but in any event within 30 days, after the Lender obtains actual knowledge thereof. Notwithstanding anything to the contrary contained in Section 2.7, the Borrower may, within 60 days after receipt of the notice provided in this sub-section (c), prepay in whole, without penalty or premium, the Loan together with interest and any compensation under sub-section (a) or (b) of this
Section 2.5 accruing up to and including the date of such prepayment.

         SECTION 2.6. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Note not later than 2:00 P.M. (Puerto Rico time) on the day when due in United States dollars to the Lender.

                  (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the Note held by the Lender, to charge from time to time any amount so due, first against Account No. 015012-072 of the Borrower with the Bank, and then, against any or all of the other Borrower's accounts with the Lender.

                  (c) All computations of interest shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, provided, however, that if such extension would cause the next succeeding Business Day to occur in the next following calendar month, then the day of such payment shall occur on the next preceding Business Day.

         SECTION 2.7. VOLUNTARY PREPAYMENTS OF PRINCIPAL. The Borrower may, upon at least one (1) Business Day prior written notice to the Lender (each a "Notice of Prepayment"), which notice shall be irrevocable and must be received not later than 3:00 P.M. (Commonwealth time) at least one (1) Business Day prior to such prepayment, stating the proposed date and aggregate principal amount of the prepayment, prepay without penalty or premium from Excess Cash Flow the outstanding principal amount of the Loan in whole or ratably in part with accrued interest to the date of such prepayment on the amount prepaid; provided, that each such partial prepayment shall be in an aggregate principal amount of not less than $250,000 and in integral multiples of $50,000. Each such prepayment shall be applied to the principal outstanding on the Loan, in the inverse order of maturity.

         SECTION 2.8. WAIVER OF COLLECTION OF INTEREST. Anything herein to the contrary notwithstanding, the Obligations of the

Borrower under this Agreement, the Note and/or the other Loan Documents shall be subject to the limitation that payments of interest or other amounts shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender limiting the maximum rate of interest or other amounts which may be charged or collected by the Lender.

                                    ARTICLE 3
                              CONDITIONS OF LENDING

         SECTION 3.1. CONDITIONS PRECEDENT TO THE LOAN. The obligation of the Lender to make the Loan is subject to the following conditions precedent:

                  (a) There shall have occurred no Material Adverse Change since December 31, 1998.

                  (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower and/or any of its Subsidiaries or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

                  (c) The Lender shall have received on the Closing Date, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender (unless otherwise specified) and (except for the Note) in sufficient copies for the Lender:

                           (i) The Note of the Borrower to the order of the
Lender;
                           (ii) This Agreement;
                           (iii) The Collateral Documents: and
                           (iv) The Title Insurance Policy.

The Lender shall have received such evidence as the Lender may deem satisfactory that all necessary filing fees, and all taxes and other expenses related to such documents and filings, have been paid in full, or such amounts have been delivered to the Lender.

                  (d) The Lender shall have received certified copies of all corporate action taken by the Borrower approving each Loan Document to which it is a party, and of all documents evidencing all other necessary corporate action and Governmental Approvals, if any, with respect to each such Loan Document.

                  (e) The Lender shall have received a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

                  (f) The Lender shall have received certificates of good standing acceptable to the Lender showing that the Borrower is in good standing in the Commonwealth of Puerto Rico and a copy certified by the Secretary or the Assistant Secretary of the Borrower dated not more than thirty (30) days prior to the date of execution of this Agreement of the Articles of Incorporation and By-Laws of the Borrower.

                  (g) A certificate of the Borrower, signed on behalf of the Borrower by an authorized officer of the Borrower, dated the Closing Date, certifying as to (A) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Closing Date, and (B) the absence of any event occurring and continuing, or resulting from the Loan, that constitutes a Default.

                  (h) Such financial, business and other information regarding the Borrower as the Lender shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA and welfare plans, collective bargaining agreements and other arrangements with employees, annual financial statements for the Borrower dated as of December 31, 1998, and interim financial statements for the Borrower dated the end of the most recent fiscal quarter for which financial statements are available.

                  (i) Payment by the Borrower to the Lender of all reasonable costs and expenses of the Lender (including, without limitation, attorney's fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

                  (j) The representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Loan before and after giving effect to the Loan and to the application of the proceeds therefrom.

                  (k) No event has occurred and is continuing, or would result from the Loan, or from the application of the proceeds therefrom, which constitutes a Default.

                  (1) The Lender shall have received copies of all consents, licenses, approvals and Governmental Permits, if any, obtained by the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents and the use, occupancy and operation of the Property, and all such consents, licenses, approvals and Governmental Permits shall be in full force and effect.

                  (m) The Borrower shall have delivered to the Lender certificates of insurance or the insurance policies required hereunder and/or under the Collateral Documents.

                  (n) The Lender shall have received an appraisal report of the Property prepared by a licensed appraiser acceptable to the Lender and in form and substance and showing a value acceptable to the Lender.

                  (o) The Lender shall have received copies of all Lease Agreements and a schedule summarizing the terms and conditions thereof, and they shall be acceptable to the Lender.

                  (p) There shall be no eminent domain or similar proceedings pending or affecting the Property.

                  (q) The Lender shall have received satisfactory evidence that all taxes and levies imposed upon the Property are fully paid and current.

                  (r) The Lender shall have received such other approvals, consents, waivers, opinions or documents as the Lender may reasonably request.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. In order to induce the Lender to make the Loan, the Borrower makes the following representations and warranties to the Lender, each and all of which shall survive the execution and delivery of this Agreement:

                  (a) The Borrower is a corporation duly organized and validly existing in the Commonwealth of Puerto Rico and the Borrower does not conduct business in any other jurisdiction where the nature of its business or assets requires it to be so qualified to do business, except where the failure to so qualify would not have a Material Adverse Effect on the business or the assets of the Borrower. The Borrower has all requisite corporate power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement, the Note and each of the other Loan Documents to which it is or will be a party.

                  (b) The execution, delivery and Performance by the Borrower of the Loan Documents to which it is or will be a party, have been duly authorized by all necessary corporate action of the Borrower and do not and will not (A) contravene the organization documents and/or by-laws of the Borrower, (B) violate in any material respect any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award,
(C) constitute or result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower and/or any its Subsidiaries is a party or by which its properties may be bound or affected, or (D) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, Lien, security interest or other charge or encumbrance of any nature (other than as required hereunder) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower and/or its Subsidiaries. Neither the Borrower nor its Subsidiaries is in default under any such law, rule, regulation, order, writ; judgment, injunction, decree, determination or award, or in breach of any such indenture, agreement, lease or instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Document to which it is or will be a party, or for the consummation of the transactions contemplated hereby or thereby. The Borrower has all material licenses, permits, rights, variances and other Governmental Approvals that are necessary to perform its various obligations under the Loan Documents, to own and operate its properties and assets and to conduct its business as currently conducted.

                  (d) This Agreement is, and each other Loan Document to which the Borrower is or will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                  (e) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1998 and the related consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period ended on December 31, 1998, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of such date and the results of the operations of the Borrower and its Subsidiaries on a consolidated basis for the period ended on such date, all in accordance with Generally Accepted Accounting Principles consistently applied, and since such date, there has been no Material Adverse Change in such condition or operations.

                  (f) Except as otherwise disclosed in the audited financial statements referred to in sub-section (e) of this Section 4.1, there is no pending or, to the best of the Borrower's knowledge, threatened action or proceeding affecting the Borrower and/or its Subsidiaries before any court, governmental agency or arbitrator which, (i) if adversely determined, is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

                  (g) The Borrower and its other Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Advances will be used by the Borrower to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (h) After giving effect to the transactions contemplated by the Loan Documents and the payment of all estimated legal, accounting and other fees related hereto and thereto, the Borrower will be Solvent as of and on the Closing Date.

                  (i) The Borrower and its Subsidiaries have filed all federal, state, Commonwealth, and local tax returns required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have provided adequate reserves therefor; no unpaid or uncontested assessments have been made against the Borrower and its Subsidiaries by any taxing authority, nor has any penalty or deficiency been assessed by any such authority, which in the aggregate for all such assessments, penalties and deficiencies may have a Material Adverse Effect. All contested assessments which may have a Material Adverse Effect have been disclosed to the Lender and adequate reserves have been made therefor. Such tax returns properly reflect the income and taxes of the Borrower and its Subsidiaries for the periods covered thereby, subject only to reasonable adjustments required by the corresponding taxing authorities upon audit and having no Material Adverse Effect on the financial condition, business or results of operations of the Borrower.

                  (j) No Reportable Event has occurred with respect to any Plan of the Borrower and its Subsidiaries, and neither the Borrower nor its Subsidiaries has any current or past service liability under any Plan.

                  (k) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower and/or its Subsidiaries and neither the Borrower nor its Subsidiaries has any current or past service liability under any Plan.

                  (1) Neither the Borrower nor its Subsidiaries has incurred any actual withdrawal liability under ERISA with respect to any Plan.

                  (m) There are no strike's or, to the best of the Borrower's knowledge, other labor disputes or grievances against the Borrower pending or threatened which could have a Material Adverse Effect. There are no unfair. labor practice charges, representation petitions, or grievances pending or in process or, to the best knowledge of the Borrower, threatened by or on behalf of any employee or group of employees of the Borrower which could have a Material Adverse Effect. There are no written complaints, received by the Borrower or, to the best knowledge of the Borrower, threatened, or with respect to unresolved complaints on file, with any federal, state, Commonwealth or local court or government agency alleging employment discrimination, wrongful discharge, or other unlawful employment practice by the Borrower.

                  (n) No written information, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were given.

                  (o) (i) The operations and properties of the Borrower and its Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries and the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits; (iii) none of the operations or properties of the Borrower and/or its Subsidiaries is subject to any Environmental Action alleging the violation of any Environmental Law; (iv) no circumstances known to the Borrower exist that could form the basis of an Environmental Action against the Borrower and/or its Subsidiaries or any of their properties that could have a Material Adverse Effect or cause any such property to be subject to any restrictions which could have a Material Adverse Effect on ownership, occupancy, use or transferability under any Environmental Law; (v) none of the operations of the Borrower and/or its Subsidiaries are the subject of a federal, state, Commonwealth or local investigation evaluating whether any remedial action is needed to respond to a Release or Threat of Release of any Hazardous Material or any other substance into the Environment, which remedial action may have a Material Adverse Effect on the Borrower's and/or its Subsidiaries' business operations, financial condition or the value of any Collateral; and (vi) the Borrower and its Subsidiaries do not have any contingent liability in connection with any Release or Threat of Release of any Hazardous Material or any other substance into the Environment which contingent liability, if liquidated, would not be adequately covered (in the reasonable determination of the Lender) by insurance or other indemnification rights and which, in the reasonable determination of the Lender, would not have a Material Adverse Effect on the Borrower's and/or its Subsidiaries' business operations or financial condition. The Borrower and its Subsidiaries have not filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a Release or Threat of Release of a Hazardous Material or any other hazardous substance into the Environment.

                  (p) Neither the Borrower nor its other Subsidiaries, is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of the Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (q) Set forth in the Financial Statements most recently submitted to the Lender is a complete and accurate list of all Debt showing as of the date set forth thereon the principal amount outstanding thereunder (the "Existing Debt").

                  (r) Neither the Borrower nor its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  (s) The Borrower has good and marketable title to all assets and properties shown or reported in the Financial Statements most recently submitted to the Lender and all such assets and properties are free and clear of any encumbrances, mortgages, pledges, charges, leases, security interest and any other type of lien, encumbrance and/or title restriction, except those reflected in the Financial Statements.

                  (t) The Borrower and its Subsidiaries hold all franchises and licenses required for their operations and said licenses and franchises are in full force and effect and no other approval, application, filing, registration, consent or other action of any local, state or federal authority is, or will be required to enable the Borrower and its Subsidiaries to exploit any such franchise and licenses. The Borrower nor its Subsidiaries have received any notice from the granting body or any other Governmental Authority with respect to any breach of any covenant under, or any default with respect to, any such franchises or licenses. Before and upon giving effect to this Agreement and the Loan Documents no default shall have occurred and be continuing under any such franchises and licenses. All material consents and approvals of, filings and registration with and all other actions in respect of, all Governmental Authorities or instrumentalities required to maintain any franchises and licenses in full force and effect prior to the scheduled date of expiration thereof have been, or, prior to the time when required, will have been, obtained, given, filed or taken or will be in full force and effect.

                  (u) All policies of insurance of any kind or nature owned by or issued to the Borrower, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of the Borrower. The Borrower has not been refused insurance for which it applied or had any policy of insurance terminated (other than at its request).

                  (v) The proceeds of the Loan shall be used and applied only for the purposes set forth in Section 2.1 hereof.

                  (w) The Borrower represents and warrants to the Lender that:
(i) in the normal course of the operation of its business it uses computer hardware and software for the storage and processing of data (collectively the "Borrower's Computer Systems") including financial information, inventory, client lists and other data which is of critical importance to the operation of its business; (ii) as of the date hereof the Borrower's Computer Systems are in adequate condition for the purposes for which they are used and intended; (iii) it is distinctly aware of the existence of the so called year 2000 problem in the computer field (the "Year 2000 Problem"), which consists generally of the fact that present programming of the vast majority of computer software and hardware does not provide for the recognition of dates after December 31, 1999, and that accordingly, upon the advent of the Year 2000 it is expected that hardware and software which has not been reprogrammed or replaced, as conditions may require, will cease to operate or will otherwise operate erratically, all of which would cause a significant loss of data and other efficiencies to the Borrower's business, including potentially material financial losses: (iv) the Borrower believes that it is taking, or has taken, any and all necessary steps to assure that its significant clients, material suppliers, and any other Person which individually or in the aggregate has or could have a Material Adverse Effect on the operations, financial or otherwise of the Borrower's business including, without limitation, technology, telecommunications, software and hardware providers, are able to meet the requirements of the Year 2000 Problem, and (v) as of the date hereof, the Borrower reasonably believes that it has substantially completed or will be in a position to substantially complete on or before October 31, 1999 all required modifications, conversions, changes or replacements to the Borrower's Computer Systems so that the Year 2000 Problem shall not materially adversely affect the Borrower's business.

                  (x) (i) There are no material structural or material defects of any kind in the Property or violations of any requirement of Governmental Authorities with respect thereto.

                           (ii) The Property complies with all applicable zoning
and construction ordinances, regulations and restrictive covenants applicable thereto, as well as all ecological and other laws and regulations. The Property has in full force and effect all required Governmental Approvals. There are no presently outstanding notices of violations of Governmental Approvals related to the Property.

                           (iii) The Property has not been materially damaged by
fire or other casualty and is in good rentable condition.

                           (iv) All utility services necessary for its proper
and efficient operation are available at the Property.

                           (v) The Borrower has obtained all required
Governmental Approvals necessary for the present uses, occupancy and operation of the Property, and they are in full force and effect.

                           (vi) The Lease Agreements identified in Exhibit 1 of
the Assignment of Lease Agreements affecting all or any portion of the Property are in full force and effect and constitute the legal, valid and binding obligations of the Borrower and/or its Subsidiary, as the case may be, enforceable against such parties in accordance with their terms.

                           (vii) There are no underground storage tanks on, in,
under or affecting all or any portion of the Property.

                  (z) (i) The provisions of each Mortgage are effective to create in favor of the bearer of the Mortgage Note secured thereby, a legal, valid and enforceable first lien and security interest in all right, title and interest of such bearer in the Property described therein; and each Mortgage, when filed in the corresponding Section of the Property Registry of the Commonwealth, will be recorded and upon recordation will constitute a fully perfected first lien on and security interest in all right, title and interest of the Borrower in such Property superior in right to any Liens, existing or future, which any Person may have against such Property or interest therein.

                           (ii) The Mortgage Notes Pledge and Security Agreement
creates in favor of the Lender a legal, valid and enforceable first priority lien and security interest in all right, title and interest of the Borrower in the Mortgage Notes, and upon delivery to, and continued possession by, the Lender of such Mortgage Notes, the Mortgage Notes Pledge and Security Agreement shall constitute a fully perfected first priority lien on and security interest in all right, title and interest of the Borrower in such Mortgage Notes superior in right to any Liens, existing or future, which any Person may have against such Mortgage Notes or interest therein.

                           (iii) The Assignment of Lease Agreements constitutes
in favor of the Lender a legal, valid and enforceable first priority assignment in all right, title and interest of the Borrower in the Lease Agreements described therein superior in right to any Liens, existing or future, which any Person may have against such Lease Agreements or interest therein.

                                    ARTICLE 5
                            COVENANTS OF THE BORROWER

         SECTION 5.1. AFFIRMATIVE COVENANTS. So long as the Loan shall remain unpaid and until satisfaction of all other Obligations of the Borrower hereunder, the Borrower will:

                  (a) Comply and cause its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders except where such non-compliance is not reasonably likely to have a Material Adverse Effect.

                  (b) (i) Maintain and cause its Subsidiaries to maintain all of its properties (real and personal) insured at all times by responsible, reputable and financially sound insurance companies or associations in such amounts and covering loss or damage by fire, earthquake and windstorm and such other risks as are usually carried by companies engaged in similar businesses and owning similar properties as the Borrower or as may be required by the Lender (including an all risk hazard insurance policy with extended coverage endorsement for 100% of the estimated replacement cost of the Property, but in no event for less than the principal outstanding under the Loan, and business interruption and use and occupancy coverage), and (ii) maintain adequate insurance for damage to property, death or bodily injury and other insurance against liability to persons for such risks and hazards and in such amounts as are usually carried by companies engaged in similar businesses (including a comprehensive general liability policy). All such insurance shall include the Lender as the only mortgagee and shall require a 30 day prior written notice to the Lender prior to cancellation. The Borrower shall promptly furnish or cause to be furnished to the Lender in form and substance acceptable to the Lender evidence of such insurance, including originals or copies as the Bank may request of policies, certificates of insurance, riders, endorsements and proof of premium payments.

                  (c)      Furnish to the Lender:

                           (i)      as soon as available and in any event within
30 days after the close of each of the first three quarters of the Borrower's Fiscal Year and within 60 days after the end of the last fiscal quarter of each Fiscal Year of the Borrower; quarterly unaudited financial statements of the Borrower and its Subsidiaries on a consolidated basis, including balance sheets, income statements and cash flow statements, prepared according to Generally Accepted Accounting Principles. The financial statements referred to above shall be accompanied by a certificate signed by the Chief Financial Officer or Treasurer of the Borrower identifying any Event of Default hereunder and/or any existing fact or circumstance which, with the lapse of time or the giving of notice or both, would result in an Event of Default hereunder, and certifying that no other default has occurred under this Agreement, and that no other fact or circumstance exists which, with the lapse of time or the giving of notice or both, would result in an Event of Default hereunder;

                           (ii)     as soon as available and in any event within
120 days after the close of each Fiscal Year of the Borrower, audited financial statements of the Borrower and its Subsidiaries on a consolidated basis, including balance sheets, income statements and cash flow statements, prepared according to Generally Accepted Accounting Principles, as of the end of such year, certified by independent certified public accountants of recognized national standing satisfactory to the Lender;

                           (iii)    promptly, but in any event within ten (10)
Business Days after the Borrower knows or has reason to know of the existence of a Default, a statement of the Chief Financial Officer or Treasurer of the Borrower setting forth details of such Default and the action which the Borrower has taken or will take with respect thereto;

                           (iv)     promptly, but in any event within ten (10)
Business Days after receipt by the Borrower of service of process or other notice of commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which requests a monetary judgment not covered by insurance against, or other type of monetary relief not covered by insurance from, the Borrower which could result in a Material Adverse Effect, and promptly after the occurrence thereof notice of any material adverse change in the status or the financial effect on the Borrower of such actions, suits, investigations, litigation and proceedings;

                           (v)      promptly, but in any event within ten (10)
Business Days after receipt thereof, copies of the following: (i) any notice of tax deficiency received from the Puerto Rico Treasury Department or any other taxing authority of the Commonwealth, (ii) any notice of municipal license tax deficiency received from the Finance Director of any of the municipalities of the Commonwealth and (iii) any notice of property tax deficiency received from the Municipal Revenue Collections Center of Puerto Rico; provided that this subsection (v) shall only apply to deficiencies which could result in a Material Adverse Effect;

                           (vi)     promptly, but in any event within ten (10)
Business Days after the Borrower knows or has reason to know of the existence thereof, notice of any condition or occurrence on any property of the Borrower and/or its Subsidiaries that results in noncompliance with, or liability under, any Environmental Law or Environmental Permit with respect to the Borrower and/or its Subsidiaries and which noncompliance or liability could result in a Material Adverse Effect;

                           (vii)    promptly, but in any event within ten (10)
Business Days after the Borrower knows or has reason to know of the existence thereof, notice of any material labor dispute to which the Borrower and/or its Subsidiaries may become a party, any strikes or walkouts relating to any of its or their facilities;

                           (viii)   promptly, but in any event within ten (10)
Business Days after the occurrence thereof, notice of the default by the Borrower and/or its Subsidiaries under any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement which could result in a Material Adverse Effect.

                  (d) Obtain, preserve and maintain (i) its corporate existence and going concern status, and (ii) all rights (charter and statutory) and all approvals, authorizations, licenses, permits and franchises of all Governmental Authorities necessary to enable the Borrower to operate and maintain its property, business and operations as currently conducted other than such rights, approvals, authorizations, licenses, permits and franchises which failure to obtain, preserve or maintain could not reasonably be expected to have a Material Adverse Effect.

                  (e) Keep proper books of record and account and cause its Subsidiaries to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and businesses of the Borrower in accordance with Generally Accepted Accounting Principles consistently applied. The Borrower shall permit authorized representatives of the Lender to visit and inspect its properties and assets, to inspect its books of records and account and make photocopies thereof, to review its accounts and to discuss the affairs, finances and accounts of the Borrower with its authorized Person all at such times during normal business hours, as often as the Lender may reasonably request and upon two (2) Business Day prior notice. The books and records of the Borrower shall be kept at its principal office place of business in the Commonwealth and shall not be removed form such location without the prior consent of the Lender.

                  (f) Maintain and preserve all of its properties which are necessary or reasonably useful for the proper conduct of its businesses in good working order and condition, ordinary wear and tear excepted, and in material compliance with all applicable standards and rules imposed by all Governmental Authorities with jurisdiction, except where the failure to do so is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect; and at all times do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect all copyrights, trademarks, service marks and trade names, except where the failure to do so is not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

                  (g) Utilize the proceeds of the Loan for the purposes set forth in Section 2.1.

                  (h) File and cause its Subsidiaries to file all federal, state, Commonwealth and local tax returns and other reports required by law to be filed, except if the failure to timely file such returns and reports would not result in a Material Adverse Effect; maintain and cause its Subsidiaries to maintain adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon the Borrower and/or its Subsidiaries, its income or its profits; pay and discharge all such taxes, assessments, governmental charges and levies imposed upon the Borrower and its Subsidiaries or against its properties prior to the date on which penalties accrue, except to the extent that the same may be contested by the Borrower and/or its subsidiaries in good faith by appropriate proceedings and adequate reserves have been made therefor, unless and until a Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors; and prior to their becoming overdue, promptly notify the Lender in writing as to any such taxes, assessments and governmental charges which it intends to contest.

                  (i) Continue and cause its Subsidiaries to continue to be Solvent.

                  (j) Conduct and cause its Subsidiaries to conduct its business so as to comply in all material respects with all applicable Environmental Laws and Environmental Permits; provided, however, that nothing contained in this subsection shall prohibit the Borrower and/or its Subsidiaries from contesting, in good faith by appropriate legal proceedings, any such Environmental Law or Environmental Permit or the interpretation or application thereof, provided, further, that the Borrower shall and shall cause its Subsidiaries to comply with the order of any court or other governmental body of applicable jurisdiction relating to such Environmental Laws and Environmental Permits unless the Borrower and/or its Subsidiaries shall then be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review. If the Borrower and/or its Subsidiaries shall (i) receive notice that any violation of any Environmental Law or Environmental Permit may have been committed or is about to be committed by the Borrower and/or its Subsidiaries, (ii) receive notice that any Environmental Action has been filed or is about to be filed against the Borrower and/or its Subsidiaries alleging violations of any Environmental Law or Environmental Permit or requiring the Borrower and/or its Subsidiaries to take any action in connection with the Release of toxic or Hazardous Materials into the Environment, (iii) receive any notice from a federal, state, Commonwealth or local governmental agency or private party alleging that the Borrower and/or its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a Release of a toxic or Hazardous Material into the Environment or any damages caused thereby, (iv) receive any notice that the Borrower and/or its Subsidiaries is subject to federal, state, Commonwealth or local investigation evaluating whether any remedial action is needed to respond to the Release of any Hazardous Material or any other substance into the Environment, or (v) receive any notice that any properties or assets of the Borrower and/or its Subsidiaries are subject to a Lien in favor of any governmental entity for any liability under Environmental Laws or damages arising from or costs incurred by such governmental entity in response to a Release of a Hazardous Material or any other substance into the Environment, then the Borrower shall promptly but in any event within five (5) Business Days after the Borrower's receipt thereof, provide the Lender with a copy of such notice.

                  (k) Conduct all transactions with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  (1) Take all necessary and appropriate action and steps to address and remedy all and any deficiencies in the Borrower's Computer Systems which relate to the Year 2000 Problem that could be reasonably expected to adversely affect the operations, financial or otherwise, of the Borrower's business, including without limitation estimating the cost of making all such modifications to the Borrower's Computer Systems. In this respect, it agrees further to maintain the Lender at all times reasonably informed of its progress in making all applicable modifications, conversions, changes or replacements to the Borrower's Computer Systems (the "Year 2000 Plan") so that the Year 2000 Problem shall not materially adversely affect the operations, financial or otherwise, of the Borrower's business.

                  (m) The Borrower will, promptly upon an authorized Person of the Borrower obtaining knowledge thereof, give notice and complete information to the Lender of (i) any material casualty to any property or asset or any other force majeure, or any litigation, investigation or other proceeding against or involving the Borrower, the result of any which could be expected to have a Material Adverse Effect, (ii) any litigation, investigation, other proceeding or dispute affecting the Borrower (A) which relates, in whole or in part, to any of the transactions contemplated by any of the Loan Documents or
(B) which is not covered by insurance or (C) which may exist between the Borrower and any Governmental Authority and which might materially interfere with the normal business operations of the Borrower or (iii) any termination and/or any material amendment, modification, substitution of any Lease Agreement.

                  (n) The Borrower shall perform within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, where the failure to so perform and enforce would have a Material Adverse Effect. The Borrower shall not terminate or modify in any manner adverse to it and/or the Lender, as reasonably determined by the Lender, any provision of any Lease Agreement to which it is a party which termination or modification could have a Material Adverse Effect. The Borrower shall strictly observe and comply with all of the terms, conditions and covenants contained in the Collateral Documents.

                  (o) Promptly, upon request by the Lender, the Borrower shall correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recording thereof. Promptly, upon request by the Lender, the Borrower shall do, execute, acknowledge, deliver, record, file, register and obtain, any and all such further acts, conveyances, documents, and other instruments and pay the appropriate fees therefor as the Lender may require from time to time in order
(i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to protect the liens and security interests created by any of the Collateral Documents on any of the Borrower's properties, rights or interests covered or now or hereafter intended to be covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the liens and security interests intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confer unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document. The Borrower shall pay all stamp, filing, registry, recording and similar taxes and fees and stamps in connection with the issuance, delivery or transfer by the Borrower to the Lender of the Loan Documents, and the execution, delivery and recording of the Loan Documents and any other agreements and instruments contemplated thereby, and shall save and hold harmless the Lender without limitation as to time against any and all liabilities with respect to such taxes and fees and stamps. The obligations of the Borrower under this sub-section (o) shall survive the payment, prepayment or redemption of the Note, and the termination of this Agreement.

                  (p) Within five (5) Business Days after executing a Lease Agreement, the Borrower shall deliver to the Lender a true and exact copy of such Lease Agreement. No later than five (5) Business Days after requested by the Lender, the Borrower shall execute and deliver to the Lender an Assignment of lease Agreements covering Lease Agreements executed from time to time after the Closing Date.

                  (q) Unless otherwise required by any Governmental Authority, at any time after the occurrence and continuance of an Event of Default, the Lender shall have the right to obtain, at the Borrower's cost and expense, periodic appraisals of the

Property. Copies of all such appraisals and any updating thereof will be sent to Borrower.

                  (r) The Borrower agrees that it will not exercise any right which it may have to cancel the record of the Mortgages by reason of lapse of time counted from the date hereof either under the provisions of Article 145 of the Mortgage Law of Puerto Rico or otherwise and further agrees to execute, promptly at the request of the Lender, and file in the appropriate Section of the Registry of Property of Puerto Rico, at the Borrower's cost and expense, on or before a date which is fifteen (15) years from the date hereof, any and all supplemental instruments or deeds which may be necessary or convenient for the preservation of the Lien of the Mortgages until the Obligations so secured by the Lien of the Mortgage is paid in full, including, without limitation, added of modification of mortgage by virtue of which the Borrower agrees to further extend the prescription period for the expiration of the Mortgages. The failure by the Borrower to fully comply with this sub-section (r) shall constitute an Event of Default under this Agreement.

         SECTION 5.2. NEGATIVE COVENANTS. So long as the Loan shall remain unpaid and until full payment of the Note and all other Obligation of the Borrower hereunder, the Borrower will not, without the prior written consent of the Lender:

                  (a) Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any Subsidiary of the Borrower to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or of any Subsidiary of the Borrower or any warrants, rights or options to acquire such capital stock, provided, however, that if no Default has occurred and is continuing, the Borrower may declare and pay cash dividends in any Fiscal Year not to exceed its retained earnings for such Fiscal Year and undistributed retained earnings for prior Fiscal Years.

                  (b) Sell, lease, transfer or otherwise dispose of, the Property.

                  (c) Directly or indirectly enter into any transaction of merger or consolidation; liquidate, windup or dissolve itself (or suffer any such liquidation or dissolution).

                  (d) Make any material change in the nature of the business carried on by the Borrower as of the date hereof, or make any material change in the Borrower's business objectives, purposes or operations, except if any such change does not result in a Material Adverse Effect.

                  (e) Assume, guarantee, endorse or otherwise be or become liable upon or permit any Subsidiary to assume, guarantee, endorse or otherwise be or become liable upon, the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, in respect to Triple-S, Inc. or if any such assumption, guarantee, endorsement or liability does not result in a Material Adverse Effect.

                  (f) Create or enter into, or permit any of its Subsidiaries to create or enter into, any Plan except in compliance in all material respects with all applicable laws and regulations.

                  (g) Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any of its Affiliates, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's length transaction with a Person which is not the Borrower's Affiliate or if such transaction does not result in, a Material Adverse Effect.

                  (h) Amend, or permit any Subsidiary to amend, any provision relating to capital stock or otherwise in any way adverse in any material respect to the interest of the Lender, the Articles of Incorporation or By-Laws of the Borrower or such Subsidiary, except to the extent required in order to comply with applicable law or if any such amendment does not result in a

 Material Adverse Effect. In any event, the Borrower shall give the Lender not less than thirty (30) days written notice after amending the Articles of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

                  (i) Directly or indirectly make or permit, any change in accounting policies or reporting practices including, without limitation, any change in its Fiscal Year or fiscal periods, except as required by or advisable under Generally Accepted Accounting Principles.

                  (j) Surrender, terminate, cancel, modify, change, supplement, alter, amend or violate the Lease Agreements, or cause or permit such acts if any of the foregoing causes a Material Adverse Effect.

                                    ARTICLE 6
                                EVENTS OF DEFAULT

         SECTION 6.1. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Borrower shall fail to pay when due any amount of principal and/or interest or the Borrower shall fail to pay any other amounts or fees thirty (30) days after the same become due; or

                  (b) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1 (a), (c), (g), (h), (i),
(j), (k), (p) or (q) or Section 5.2; or

                  (c) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement and/or in any other Loan Document on its part to be performed or observed, and in any such case any such failure shall remain unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender; or

                  (d) Any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document to which it is a party shall, when taken as a whole, prove to have been incorrect in any material respect when made; or

                  (e) The Borrower or any Subsidiary thereof shall fail to pay any principal of, premium or interest on any Debt that is outstanding in a principal amount of $1,000,000 or more in the aggregate (excluding Debt evidenced by the Note) (as the case may be), thirty (30) days after the same became due and owing (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur, if the effect of such default or event is to accelerate, or to permit the acceleration of, or to permit the acceleration after the giving of notice or passage of time or both, of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  (f) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of all its creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) Any Reportable Event which the Lender believes might constitute grounds for termination of any Plan maintained by the Borrower or any of its Subsidiaries shall have occurred or if a United States District Court appoints a trustee to administer any such Plan, or if the PBGC shall institute proceedings to terminate any such Plan or to appoint a trustee therefor; or if any Termination Event with respect to a Plan shall have occurred, and sixty (60) days thereafter, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated IN SUCH Plan; or if the Borrower or any of its Subsidiaries as employer under a Plan shall have made a complete or partial withdrawal from such Plan and the Plan sponsor of such Plan shall have notified such withdrawing employer that such employer has incurred an actual withdrawal liability which materially adversely affects the financial condition of the Borrower: or

                  (h) Any final and unappealable judgment or order for the payment of money in excess of $1,000,000 which is not covered by insurance shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect: or

                  (i) Any material provision of any Loan Document after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any party to it (other than the Lender), or any such party shall so state in writing; or

                  (j) There shall have occurred a condition or a change of circumstances which, taken as a whole, has or could reasonably be expected to have a Material Adverse Effect on the assets, properties, operations or financial condition of the Borrower and/or its Subsidiaries taken as a whole;

then, and in any such event, the Lender may by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the obligation of the lender to make any loan shall automatically be terminated and the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                    ARTICLE 7
                                  MISCELLANEOUS

         SECTION 7.1. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, the Note or any other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender (and, in the case of any such amendment, by the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.2. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered personally or by courier, if to the Borrower, at 1441 Roosevelt Avenue, Puerto Nuevo, San Juan, Puerto Rico, Attention: President (Facsimile Number: 787-749-4191; and if to the Lender, at 1519 Ponce de Leon Avenue, 15th Floor, Santurce, Puerto Rico 00911, Attention: President (Facsimile No. 787-787-1245): or as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective three (3) days after being deposited in the mails, on the day when transmitted by telecopier, on the day when delivered to the telegraph company, on the day when confirmed by telex answerback or on the day when delivered to the cable company, respectively, and when delivered personally or by courier, on the day when delivery is made. Notwithstanding the foregoing, notices and communications to the Lender pursuant to Article 2 shall not be effective until received by the Lender.

         SECTION 7.3. NO WAIVER; REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 7.4. COSTS, EXPENSES AND TAXES; INDEMNIFICATION. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the Loan Documents and the other documents to be delivered hereunder and under the other Loan Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) after the occurrence of an Event of Default of this Agreement, the Note, the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.4(a).

                  (b) The Borrower hereby agrees to indemnify and hold harmless the Lender and each of its Affiliates and its officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against ANY AND ALL CLAIMS, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees and expenses of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the transactions contemplated by this Agreement and the other Loan Documents or any use made or proposed to be made with the proceeds of the Advance or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or any Environmental Action relating in any way to the Borrower in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its partners, directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its creditors for or in connection with the transactions contemplated by this Agreement and the other Loan Documents, except to the extent that such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; provided, however, that the provisions of this Section shall not in any way alter any contractual obligation or contractual remedy of any Indemnified Party. The Borrower also agrees not to assert any claim against the Lender, any of its Affiliates, or any of its respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising 'out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

                  (c) If the Borrower fails to pay when due any reasonable costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender in its sole discretion.

         SECTION 7.5. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement, the Note held by the Lender and the other Loan Documents, whether or not the Lender shall have made any demand under this Agreement, the Note, such other Loan Documents and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of any such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

         SECTION 7.6. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

         SECTION 7.7. ASSIGNMENTS AND PARTICIPATIONS. (a) The Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it, the Note held by it and the remaining Loan Documents). Prompt notice of such assignment shall be given by the Lender to the Borrower.

                  (b) The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limita-tion, all or a portion of the Loan owing to it and the Note held by it).

                  (c) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Lender pursuant to the terms of Section 7.12.

         SECTION 7.8. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 7.9. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made by the Borrower in this Agreement or in any other Loan Document or any instrument, document or certificate delivered pursuant hereto or thereto shall be deemed to have been material and relied on by the Lender, notwithstanding any investigation made by the Lender, and shall survive the execution and delivery of this Agreement and of such instrument, document or certificate until repayment of all amounts due hereunder and under the Note; provided, however, that the Obligations of the Borrower under Section
7.4 of this Agreement shall survive such repayment.

         SECTION 7.10. APPLICATION OF PAYMENTS. The Lender shall have the continuing and exclusive right to correctly apply or reverse and re-apply any and all payments to any portion of the obligations of the Borrower. To the extent that the Borrower makes a payment or payments to the Lender which payment or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law or state, Commonwealth or federal law, or equitable cause, then, to the extent of such payment received, the Obligations of the Borrower or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment had not been received by the Lender.

         SECTION 7.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 7.12. CONFIDENTIALITY. The Lender agrees to keep confidential all non-public information pertaining to the Loan Parties which is provided to it by any such parties in accordance with the Lender's customary procedures for handling confidential information of this nature, and shall not disclose information to any Person except (i) to such the extent such information is public when received by the Lender or becomes public thereafter due to the act or omission of any party other than the Lender, (ii) to the extent such information is independently obtained from a source other than the Borrower and such information from such source is not, to the Lender's knowledge, subject to any obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to any Affiliate of the Lender, counsel, auditor, examiner or any regulatory authority having jurisdiction over the Lender, accountants and other consultants retained by the Lender, (iv) in connection with any litigation or the enforcement of the rights of the Lender under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over the Lender, or (vi) to the extent disclosure to other Persons is appropriate in connection with any proposed or actual assignment or grant of a participation to such other Person (who will in turn be required to maintain confidentiality as if it were the Lender party to this Agreement). In no event shall the Lender be obligated or required to return any such information or other materials furnished by the Borrower pursuant to this Agreement or the other Loan Documents.

         SECTION 7.13. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCE OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         SECTION 7.14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    BORROWER:

                                    TRIPLE-S MANAGEMENT CORPORATION



                                    By: /s/ Miguel A. Vazquez
                                       ----------------------------
                                    Name: Miguel A. Vazquez Deynes
                                    Title: President

                                    LENDER:

                                    FIRSTBANK PUERTO RICO



                                    By: /s/ Luis M. Beauchamp
                                       -----------------------------
                                    Name: Luis M. Beauchamp
                                    Title: Senior Executive Vice President

                                                                       EXHIBIT A

                                 [Form of Note]

                                 PROMISSORY NOTE

                                 PROMISSORY NOTE

$41,000,000.00                                             San Juan, Puerto Rico
                                                                   June 29, 1999

         FOR VALUE RECEIVED, the undersigned TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter referred to as the "Borrower"), hereby promises to pay to the order of FIRSTBANK PUERTO RICO (the "Lender") the principal sum of FORTY ONE MILLION DOLLARS ($41,000,000.00) in consecutive monthly installments as follows:
(i) on August 1st, 1999 the principal sum of $136,665.67 and (ii) on the first day of each calendar month thereafter; 299 consecutive monthly installments, each in the principal sum of $136,666.67.

         All capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement dated as of even date herewith between the Borrower and the Lender (the "Credit Agreement").

         The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full at the rates per annum set forth in the Credit Agreement. Such interest shall be payable on such dates as are established in the Credit Agreement and shall be calculated as therein provided.

         Both the principal hereof and the interest hereon are payable in lawful money of the United States of America and in immediately available funds at the branch offices of the Lender, located at 1519 Ponce de Leon Avenue, Stop 23, Santurce, San Juan, Puerto Rico, or at such other place as the holder may specify in writing.

         The Lender shall, and is hereby authorized by the Borrower to, note on records maintained by the Lender with respect thereto, the amount of the Loan, the interest rate and each repayment of principal with respect to the Loan. Such records shall be prima facie evidence as to the aggregate unpaid principal amount of the Loan evidenced hereby and the terms thereof; provided, however, that the failure of the Lender to make such recordation shall not limit or otherwise affect the obligation of the Borrower to repay such Loan or any interest accrued or accruing thereon or any other amount payable by the Borrower to the Lender hereunder.

         Presentment, demand, protest and other notice of any kind are hereby expressly waived to the extent permitted by law.

         In the event that any action, suit or other proceeding is brought by the holder hereof to collect this Note, the Borrower shall be liable for all court costs and expenses of collection, including, without limitation, reasonable attorney's fees and disbursements.

         This Note is executed and delivered to the Lender pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement and of the other Loan Documents. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, the occurrence of which shall cause the unpaid principal amount of this Note and accrued interest thereof to immediately become due and payable.

         This Note shall be interpreted, governed by, construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

         This Note may be modified only by a writing duly executed by the holder hereof and the Borrower.

                                             TRIPLE-S MANAGEMENT CORPORATION
                                                           Borrower



                                             By: /s/ Miguel A. Vazquez
                                                ----------------------------
                                             Name: Miguel A. Vazquez Deynes
                                             Title: President
Affidavit Number 6.607
                 ---------

         Sworn and subscribed to before me by Miguel A. Vazquez Deynes, of legal age, married, executive and resident of San Juan, Puerto Rico, as President of Triple-S Management Corporation, personally known to me, in San Juan, Puerto Rico, this 29th day of June 1999.


                                             /s/ Leopoldo J. Cabassa Sauri
                                             -------------------------------
                                             NOTARY PUBLIC
(SEAL)


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